CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We hereby consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Wells Fargo Advantage Global Long/Short Fund, one of the funds referred to as the Wells Fargo Advantage Alternative Funds and one of the funds comprising the Wells Fargo Funds Trust.

/s/ KPMG

Boston, Massachusetts

November 25, 2014